EXHIBIT 99.1

Alliqua Reports First Quarter 2014 Financial Results

LANGHORNE, PA – May 12, 2014 – Alliqua, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced financial results for the first quarter ended March 31, 2014.

David Johnson, CEO of Alliqua, said, “We are very excited to report several extremely positive developments since we reported our fourth quarter earnings, involving our sales initiatives, our capital-raising efforts and our product development activities.

“Since the start of the year, we expanded our sales organization by hiring a 20-member direct sales force to strengthen our brand awareness, increase brand adoption and drive greater market penetration. We expect this newly acquired sales force to play an instrumental role in bolstering product sales and anticipate to see positive results from their addition in the second quarter of 2014.

“Subsequent to the end of the quarter, we strengthened our capital structure and balance sheet by completing a series of transactions that resulted in net proceeds of approximately $19.4 million, including a private placement of common stock and warrants and the exercise of warrants in exchange for certain registration rights. We were also pleased to again have the support of Celgene, as well as other past institutional investors in these capital-raising efforts.

“Turning to our product portfolio, in April, we launched our Biovance® human amniotic membrane allograft product at the Spring 2014 Symposium on Advanced Wound Care, marking a major milestone as we entered the arena of regenerative medicine through this product, one of the fastest-growing areas of wound care. Currently being manufactured through a supply agreement with Celgene Cellular Therapeutics, Biovance can be used for the treatment of a wide variety of wounds.

“New data regarding the Company’s sorbion® product line was also presented at the SAWC Conference that supports the products’ benefits, including the ability to reduce inflammation.”

Finally, in May, Alliqua also acquired Choice Therapeutics, Inc. (“Choice”), a privately held wound care company with proprietary technologies and products, for approximately $4 million in stock and cash. We believe that Choice’s powerful TheraBond 3D platform—with its excellent antimicrobial activity, management of fluid and exudate, comfort and cost-effectiveness— will add considerably to Alliqua’s growing portfolio of products. The merger agreement, which became effective May 5, 2014, provides for additional contingent payments of up to $5 million in stock or cash, under certain circumstances, if stated revenue thresholds are reached over the next three years ending April 30, 2017. This acquisition is expected to be accretive to Alliqua's earnings during the next 12 months.

Mr. Johnson concluded, “We are in a strong position to accomplish our goals for 2014, as we continue to focus on building a world-class wound care company and maximizing shareholder value.”

Cash and Capital Raising Activities

As of March 31, 2014, the Company had approximately $9.6 million of cash and cash equivalents, compared to $12.1 million at December 31, 2013, a decrease of approximately $2.5 million. In April 2014, the Company raised approximately $19.4 million in net proceeds from a series of transactions that included a $14.4 million private placement of common stock and warrants and $5.0 million from the exercise of warrants from several institutional shareholders. Leading investors in the private placement were Celgene Corporation, Broadfin Capital LLC, and Perceptive Advisors, LLC. Alere Financial Partners, a division of Summer Street Research Partners, acted as placement agent for these transactions.

Results of Operations for the Three Months Ended March 31, 2014

Revenues for the first quarter of 2014 were approximately $591,000, an increase of 51% compared to first quarter 2013 revenues of approximately $392,000. This increase was largely due to an increase in revenues of the Company’s proprietary and licensed products of approximately $106,000 compared to the first quarter of 2013. Also contributing to the increase was an increase in contract manufacturing revenue of approximately $93,000.

The operating loss for the three months ended March 31, 2014 was approximately $8.8 million, as compared to approximately $2.1 million for the prior year period. Contributing to this increase in net operating loss were non-cash stock-based compensation and cash salary compensation and benefits which increased by approximately $4.2 million and $1.4 million, respectively, compared to the first quarter of 2013. Included in these costs are compensation and benefits and stock-based compensation expense for former employees of approximately $1.2 million. The Company expects its quarterly stock-based compensation expense to decrease in future quarters. During the first quarter of 2014, the Company hired a direct sales force bringing the total number of employees to 41, compared to 14 at March 31, 2013.

About Alliqua, Inc.

Alliqua is a provider of advanced wound care solutions. Through its extensive sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal(R) and Hydress(R) brands, as well as the sorbion sachet S(R) and sorbion sana(R) wound care products. It also has the right to develop and market the advanced wound care products Biovance(R) and Extracellular Matrix (ECM), as part of its agreement with Celgene Cellular Therapeutics. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Alliqua, Inc.
Brian M. Posner, +1-215-702-8550
Chief Financial Officer
bposner@alliqua.com
or
Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider, +1-212-825-3210
cschneider@dgicomm.com
or
Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj, +1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Alliqua, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$9,646,810	$12,100,544
Accounts receivable	164,050	156,831
Inventory	501,071	501,469
Prepaid expenses and other current assets	138,622	88,390
Total current assets	10,450,553	12,847,234
Improvements and equipment, net	1,673,179	1,745,248
Intangible assets, net	2,151,929	2,258,477
Goodwill	425,969	425,969
Other assets	174,640	174,640
Total assets	$14,876,270	$17,451,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$757,767	$746,609
Accrued expenses	1,775,495	1,267,899
Payable for distribution rights	233,333	333,333
Deferred revenue	78,000	39,000
Warrant liability	544,100	933,465
Deferred lease incentive liability - current	8,337	8,337
Other current liabilities	83,553	24,821
Total current liabilities	3,480,585	3,353,464
Deferred lease incentive liability	90,324	92,408
Deferred tax obligation	56,500	53,000
Total liabilities	3,627,409	3,498,872

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-

Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 12,533,366 and 11,484,191 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	12,533	11,484
Additional paid-in capital	64,869,769	58,538,491
Accumulated deficit	(53,633,441)	(44,597,279)
Total stockholders' equity	11,248,861	13,952,696
Total liabilities and stockholders' equity	$14,876,270	$17,451,568

Alliqua, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2014	2013
Revenue, net of returns, allowances and discounts	$590,575	$391,797

Cost of revenues	631,699	453,022

Gross loss	(41,124)	(61,225)

Operating expenses
Selling, general and administrative, (inclusive of stock-based compensation
of $5,144,315 and $991,911 for the three months ended March 31, 2014 and 2013)	8,712,526	2,043,523
Research and product development	-	1,629
Total operating expenses	8,712,526	2,045,152

Loss from operations	(8,753,650)	(2,106,377)

Other income (expense)
Interest expense	(292)	(1,424)
Interest income	4,547	29
Change in value of warrant liability	(283,267)	(593,063)
Total other expense	(279,012)	(594,458)

Loss before income tax provision	(9,032,662)	(2,700,835)

Income tax provision	3,500	3,000

Net loss	$(9,036,162)	$(2,703,835)

Basic and diluted net loss per common share	$(0.73)	$(0.45)

Weighted average shares used in computing basic and diluted net loss per common share	12,356,096	5,969,962